UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 26, 2016

Zoned Properties, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-51640	46-5198242
(Commission File Number)	(IRS Employer Identification No.)

14300 N. Northsight Blvd., #208 Scottsdale, AZ	85260
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): 407-257-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2016, the Board of Directors (the “Board”) of Zoned Properties, Inc. (the “Company”) increased the size of the Company’s Board from four directors to five directors. Also on September 26, 2016, in order to fill the Board vacancy created by the increase in the size of the Board, the Board elected David G. Honaman as a member of the Board until the next annual election of directors and until his successor is duly elected and shall qualify. Mr. Honaman will act as chair of the Company’s newly established audit committee.

There is no arrangement or understanding between Mr. Honaman and any other person pursuant to which he was selected as a director. There have been no transactions and are no currently proposed transactions in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which Mr. Honaman had or will have a direct or indirect material interest.

As a new member of the Board, Mr. Honaman will be entitled to receive the same compensation provided to the Company’s other non-employee directors. Such directors receive 10,000 shares of the Company’s common stock per year of service.

The Board has determined that Mr. Honaman qualifies as an independent director under the rules of The Nasdaq Stock Market.

Item 7.01. Regulation FD Disclosure.

On September 27, 2016, the Company issued a press release announcing the establishment of an audit committee, the expansion of the Company’s board of directors to five members and the appointment of Mr. Honaman as a director and chair of the audit committee. A copy of this press release is attached hereto as Exhibit 99.1 and incorporated herein by reference. The information contained in the website is not a part of this current report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are furnished as part of this current report on Form 8-K.

Exhibit No.	Description
99.1	Press release of Zoned Properties, Inc. dated September 27, 2016.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZONED PROPERTIES, INC.

Dated: September 27, 2016	/s/ Bryan McLaren
Bryan McLaren
Chief Executive Officer

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